As filed with the Securities and Exchange Commission on June 1, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COMSCORE, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)		54-1955550 (I.R.S. Employer Identification No.)
11950 Democracy Drive Suite 600 Reston, Virginia 20190 (Address of Principal Executive Offices) (Zip Code)
COMSCORE, INC. 2018 EQUITY AND INCENTIVE COMPENSATION PLAN (Full title of the plan)

Carol A. DiBattiste
General Counsel & Chief Compliance, Privacy and People Officer
comScore, Inc.
11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(703) 438-2000
(Name, address and telephone number, including area code, of agent for service)

with a copy to:
Mark L. Hanson, Esq.
Jones Day
1420 Peachtree Street NE
Suite 800
Atlanta, Georgia 30309
(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	12,491,277	$24.23	$302,663,642	$37,682

(1)
Represents shares of common stock, par value $0.001 per share (the “Common Stock”), of comScore, Inc. (the “Company” or the “Registrant”), issuable pursuant to the comScore, Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”) and being registered hereon, including 10,650,000 shares of Common Stock approved for issuance under the Plan and an estimated 1,841,277 shares of Common Stock subject to awards granted under the comScore, Inc. 2007 Equity Incentive Plan that may expire or be cancelled, forfeited, settled for cash or unearned and thereby become available for issuance under the terms of the Plan.

(2)
Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)
Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, on the basis of the average of the high and low prices of the Common Stock on the OTC Pink Tier on May 29, 2018, a date that is within five business days prior to filing.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act and will furnish, without charge, a copy or copies of such documents upon written or oral request.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018;

(c)
The Company’s Current Reports on Form 8-K filed with the Commission on January 16, 2018, February 2, 2018, March 5, 2018, March 19, 2018, March 26, 2018, April 20, 2018, April 26, 2018 and May 18, 2018, and the Company’s Current Report on Form 8-K/A filed with the Commission on May 23, 2018 (other than the portions of those documents not deemed to be filed); and

(d)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-33520), filed with the Commission on May 30, 2018, together with all amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the Commission) subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation and eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought.
Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation has a provision eliminating such personal liability of its directors under such terms.
The Company’s Amended and Restated Certificate of Incorporation provides for the indemnification of its directors and officers to the fullest extent allowed by applicable law.
The Company’s Amended and Restated Bylaws provide for the indemnification of its directors and officers if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such person had no reason to believe his or her conduct was unlawful.
The Company has also entered into indemnification agreements with its directors and certain of its officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. The Company also maintains liability insurance for the benefit of its directors and officers.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit Number	Exhibit Description
4.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1, as amended, filed June 12, 2007) (File No. 333-141740)

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company
4.3	Amended and Restated Bylaws of the Company
5.1	Opinion of Jones Day
10.1	comScore, Inc. 2018 Equity and Incentive Compensation Plan
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Ernst & Young LLP
23.3	Consent of Jones Day (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

Item 9.	Undertakings.
(a)    The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

(A)    Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Virginia, on June 1, 2018.

COMSCORE, INC.
By:	/s/ Gregory A. Fink
Gregory A. Fink Chief Financial Officer and Treasurer
Each person whose signature appears below constitutes and appoints Bryan Wiener, Gregory A. Fink and Carol A. DiBattiste, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or any of them or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Bryan Wiener	Chief Executive Officer and Director	June 1, 2018
Bryan Wiener	(Principal Executive Officer)

/s/ Gregory A. Fink	Chief Financial Officer and Treasurer	June 1, 2018
Gregory A. Fink	(Principal Financial Officer and Principal Accounting Officer)

/s/ Brent Rosenthal	Chairman of the Board of Directors	June 1, 2018
Brent Rosenthal

/s/ William P. Livek	Vice Chairman of the Board of Directors	June 1, 2018
William P. Livek

/s/ Dale Fuller	Director	June 1, 2018
Dale Fuller

/s/ Jacques Kerrest	Director	June 1, 2018
Jacques Kerrest

/s/ Michelle McKenna	Director	June 1, 2018
Michelle McKenna

/s/ Robert Norman	Director	June 1, 2018
Robert Norman

/s/ Paul Reilly	Director	June 1, 2018
Paul Reilly